Exhibit 5.1

140 Scott Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com
FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
April 4, 2007	London	San Francisco
	Los Angeles	Shanghai
	Madrid	Silicon Valley
	Milan	Singapore
Corcept Therapeutics Incorporated	Moscow	Tokyo
149 Commonwealth Drive	Munich	Washington, D.C.
Menlo Park, California 94025	File No. 043279-0007

Re:	Registration Statement on Form S-1; Up to 6,892,527 Shares of Common
Stock of Corcept Therapeutics Incorporated, Par Value $0.001 Per Share

Ladies and Gentlemen:

We have acted as special counsel to Corcept Therapeutics Incorporated, a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders of up to 6,892,527 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2007 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the issuance and sale of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

We bring your attention to the fact that Latham & Watkins LLP and certain of the attorneys in this firm who have rendered, and will continue to render, legal services to the Company hold Shares.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to

April 4, 2007

the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP